Exhibit 10.58

FORM OF RESTRICTED STOCK UNIT
INDEMNIFICATION AND FORFEITURE AGREEMENT

THIS RESTRICTED STOCK UNIT INDEMNIFICATION AND FORFEITURE AGREEMENT (“Agreement”) is entered into effective as of                 , 2017, by and among Jaguar Animal Health, Inc., a Delaware corporation (“Jaguar”), Napo Pharmaceuticals, Inc., a Delaware corporation (“Napo”) and the holder of Napo RSUs (as defined below) whose signature is set forth on the signature page hereto (the “Participant”).

RECITALS

A.            Participant holds the stock award(s), referred to herein as restricted stock units (“RSUs”), for the issuance of that number of shares of Napo common stock listed on Exhibit A (the “Napo RSUs”).

B.            Subject to and upon the terms and conditions of the Agreement and Plan of Merger (“Merger Agreement”) by and among Napo, Jaguar, Napo Acquisition Corporation (“Merger Sub”) and Gregory Stock, as the Company Representative, which is being entered into concurrently herewith, and the applicable provisions of the Delaware General Corporate Law (“DGCL”), at the Effective Time (as such term is defined in the Merger Agreement), Merger Sub, a wholly-owned subsidiary of Jaguar, will be merged with and into Napo (the “Merger”), such that Napo will continue its corporate existence as a wholly and directly owned subsidiary of Jaguar, and Jaguar will become the parent corporation of Napo.

C.            Pursuant to the terms of the Napo RSUs, Napo has determined, and Participant agrees, that as a result of the Merger, the liquidity event vesting criteria set forth in the applicable Napo RSU stock award agreements will not have been satisfied, and, accordingly, the requirements for the issuance of the Napo common stock underlying the Napo RSUs to Participant will not have been met.

D.            Pursuant to the Merger Agreement, at the Effective Time, the outstanding shares of Napo common stock will be converted into a contingent right to receive shares of common stock of Jaguar as set forth in the Merger Agreement.

E.            Pursuant to the Merger Agreement, at the Effective Time, each Napo RSU which is outstanding at the Effective Time will cease to represent a right to acquire a share of Napo common stock and will be converted into and thereafter represent an RSU to acquire Jaguar common stock (“Jaguar RSU”), under the terms and conditions of the Merger Agreement, including that the number of whole shares of Jaguar common stock issuable under each Jaguar RSU shall consist of the following: (x) a fixed number of shares (the “Fixed Number of Shares”) of Jaguar common stock as determined in accordance with Schedule 2 of the Merger Agreement; plus (y) a contingent right to receive additional shares of Napo common stock (the “Contingent Shares”) as determined in accordance with Schedule 2 of the Merger Agreement.  For purposes of this Agreement, the term “RSU Holder” shall mean each holder of a Napo RSU that, at the Effective Time, is converted into a Jaguar RSU pursuant to the Merger Agreement.

F.             Concurrently with the execution of the Merger Agreement, Jaguar is entering into an Investor Rights Agreement by and between Jaguar and Nantucket Investments Limited

(“Nantucket”) (the “Investor Rights Agreement”).  Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Investor Rights Agreement.

G.            As a material inducement to Jaguar to enter into the Merger Agreement, Participant has agreed (i) to become an RSU Indemnitor (as such term is defined in the Merger Agreement) and to be bound by the indemnification obligations of an RSU Indemnitor set forth in the Merger Agreement and in Section 2 of this Agreement (collectively referred to as the “Indemnification Obligations”) and (ii) that the Fixed Number of Shares issuable under the Jaguar RSUs received by Participant pursuant to the Merger shall be subject to the forfeiture provisions set forth in Section 3 of this Agreement (the “Forfeiture Provisions”).

AGREEMENT

NOW, THEREFORE, the parties hereto agree as follows:

1.             Conversion of Napo RSUs.

1.1          As a material inducement to Jaguar to enter into the Merger Agreement, Participant agrees that, at the Effective Time, when by virtue of the Merger and without any action on the part of Jaguar or Napo or Participant, each Napo RSU held by Participant will be converted into a Jaguar RSU, each such Jaguar RSU shall be held by Participant subject to the terms and conditions of a Restricted Stock Unit Award Agreement which Participant shall enter into with Jaguar at the Closing, and as set forth in this Agreement.  Participant acknowledges and agrees that as of the Effective Time, the Napo RSUs shall be canceled and the Napo RSUs shall have no further force or effect.

1.2          Schedule A sets forth (i) the grant date and number of shares of Napo common stock issuable under each Napo RSU held by Participant, and (ii) the Fixed Number of Shares of Jaguar common stock issuable under the Jaguar RSU to be issued to Participant as a result of the Napo RSU conversion pursuant to the Merger (which Fixed Number of Shares are subject to adjustment as set forth in Schedule 2 of the Merger Agreement).

2.             Indemnification Pursuant to Merger Agreement.

2.1          Participant agrees to become an “RSU Indemnitor” under the Merger Agreement solely with respect to the Jaguar RSUs to be issued to Participant pursuant to the Merger, and to be bound by the indemnification obligations of an RSU Indemnitor set forth in Article VI of the Merger Agreement with respect to such Jaguar RSUs.  Participant has been provided a copy of the Merger Agreement and has read and understands his or her indemnification obligations as an RSU Indemnitor under Article VI of the Merger Agreement, which provides generally that in the event that a Parent Indemnitee (as such term is defined in the Merger Agreement) is entitled to indemnification pursuant to Article VI, each RSU Indemnitor shall promptly pay to the Parent Indemnitees his or her pro rata share (based upon such RSU Indemnitor’s pro rata share of the total Fixed Number of Shares issuable under the Jaguar RSUs listed on the Schedule of RSU Indemnitors attached to the Merger Agreement as Schedule 5) of the indemnification amount determined in accordance with Article VI, either in cash or, at the sole election of the RSU Indemnitor, forfeiture of an equivalent dollar amount of Fixed Number of Shares issuable under the Jaguar RSUs held by the RSU Indemnitor.  The dollar equivalent amount of Fixed Number of Shares issuable under the Jaguar RSUs is based on an agreed upon value solely for purposes of Article VI of the Merger Agreement of $0.925 per share of Jaguar common stock (subject to stock splits, combinations, reclassifications, and the like).

2.2          Participant hereby agrees to be a party to the Merger Agreement as an RSU Indemnitor and as such to be bound by, and to comply with, the indemnification obligations of an RSU Indemnitor set forth in Article VI of the Merger Agreement in respect of the Jaguar RSUs that will be issued to Participant pursuant to the Merger Agreement.

3.             Forfeiture if Tranche B Shares are Released to Nantucket.

3.1          Participant has been provided a copy of the Investor Rights Agreement and has read and understands the provisions regarding the escrow of the Tranche B Shares set forth in Section 2.3 of the Investor Rights Agreement, which provides generally that (i) if on the third anniversary of the Trigger Date the aggregate Net Proceeds from the sale of Tranche A Shares (and, if applicable, any Tranche B Shares that may be sold pursuant to Section 2.3(d)(iii) of the Investor Rights Agreement) are less than the Hurdle for Period 5, or if at any time on or prior to the third anniversary of the Trigger Date Jaguar or any of its material Subsidiaries (as such term is defined in the Merger Agreement) commits one of the enumerated acts of insolvency or bankruptcy set forth in Section 2.3(d)(ii) of the Investor Rights Agreement, then Nantucket and Jaguar shall jointly instruct the Escrow Agent to release from escrow all of the Tranche B Shares then held in escrow and to deliver them to Nantucket, and (ii) from the Closing Date until the third anniversary of the Trigger Date, under certain circumstances enumerated in Section 2.3(d)(iii) of the Investor Rights Agreement, Nantucket will sell some or all of the Tranche B Shares provided that either such sale shall be at or above the Minimum Share Price or such sale causes the Hurdle applicable for that Time Period to be satisfied, in which case Nantucket and Jaguar shall jointly instruct the Escrow Agent to release from escrow the number of Tranche B Shares to be so sold and deliver them to Nantucket, and Nantucket shall sell or cause to be sold such Tranche B Shares.

3.2          Participant agrees that, each time that, pursuant to Section 2.3(d) of the Investor Rights Agreement, some or all of the Tranche B Shares are released from escrow and delivered to Nantucket, then upon the later to occur of (i) the date such Tranche B Shares are released from escrow and delivered to Nantucket, or (ii) the date on which the Survival Period (as such term is defined in the Merger Agreement) has ended and there are no outstanding claims for indemnification under Article VI of the Merger Agreement, Participant shall immediately forfeit his or her right to a Fixed Number of Shares issuable under the Participant’s Jaguar RSUs equal to Participant’s Pro Rata Portion (as hereafter defined) of the Tranche B Shares so released and delivered to Nantucket (the “Forfeited Fixed Number of Shares”). On the Final Determination Date (as such term is defined in the Merger Agreement), Jaguar will issue to the Contingent Right Holders (as such term is defined in the Merger Agreement) that number of shares of Jaguar common stock equal to the Forfeited Fixed Number of Shares, which shares shall be issued to the Contingent Right Holders pro rata in accordance with the maximum number of shares of Jaguar common stock each Contingent Right Holder may be entitled to receive, as set forth in the Company Stock Record delivered by Napo to Jaguar pursuant to Section 2.2(a)(i) of the Merger Agreement.  Notwithstanding the foregoing, each time there is a forfeiture of Participant’s right to a Fixed Number of Shares issuable under the Participant’s Jaguar RSUs pursuant to this Section 3.2, the Forfeited Fixed Number of Shares shall not exceed the remaining Fixed Number of Shares issuable under Participant’s Jaguar RSUs.  The term “Pro Rata Portion” of the Tranche B Shares shall mean that number of Tranche B Shares released and delivered to Nantucket multiplied by a fraction, the numerator of which is the total Fixed Number of Shares of Jaguar common stock issuable under the Jaguar RSUs held by Participant at the Effective Time, and the denominator of which is the sum of (i) the maximum number of shares of Jaguar common stock that all the Contingent Right Holders may be entitled to receive, as set forth in the Company Stock Record delivered by Napo to Jaguar pursuant to Section 2.2(a)(i) of the Merger Agreement, plus (ii) the total Fixed Number of Shares of Jaguar common stock issuable under the Jaguar RSUs held by all RSU Indemnitors at the Effective Time.

3.3          Participant and Jaguar agree that the provisions of this Section 3 are intended to be for the benefit of the Contingent Right Holders who shall be third party beneficiaries of this Section 3.

4.             Participant’s Aggregate Liability for Indemnification Obligations and Forfeiture Provisions.  Participant’s aggregate liability for the Indemnification Obligations and the Forfeiture Provisions shall not in any event exceed the total Fixed Number of Shares issuable under the Jaguar RSUs held by Participant.

5.             Vesting and Delivery of Non-Forfeited Fixed Number of Shares and Contingent Shares of Jaguar Common Stock to Participant.

5.1          The Fixed Number of Shares of Jaguar common stock issuable under the Jaguar RSUs held by Participant that are not forfeited under the Indemnification Obligations or under the Forfeiture Provisions of Section 3 of this Agreement (the “Nonforfeited Fixed Number of Shares”), together with the Contingent Shares of Jaguar common stock issuable under the Jaguar RSUs held by Participant, if any, will become vested on the last to occur of (i) the date the Survival Period has ended and there are no outstanding claims for indemnification under Article VI of the Merger Agreement, (ii) the date that all of the remaining Tranche B Shares have been released from escrow in accordance with the Investor Rights Agreement and the Escrow Agreement and (iii) if Nantucket is obligated to deliver any Tranche A Shares to the Exchange Agent pursuant to Section 2.2(b) of the Investor Rights Agreement, the date that Nantucket delivers said Tranche A Shares to the Exchange Agent (the “Vesting Date”)(the Nonforfeited Fixed Number of Shares and the Contingent Shares issuable under a Jaguar RSU as of the Vesting Date are collectively referred to as the “Vested Shares”), and the Vested Shares of Jaguar common stock underlying the Jaguar RSUs will be issued to Participant as follows:

(a)           .if the Vesting Date occurs between January 1 and July 31 of a given calendar year, then the Vested Shares of Jaguar common stock underlying the Jaguar RSUs will be issued to Participant on the date that is ninety (90) day after the Vesting Date; or

(b)           If the Vesting Date occurs between August 1 and December 31 of a given calendar year, then the Vested Shares of Jaguar common stock underlying the Jaguar RSUs will be issued to Participant on January 15 of the calendar year following the calendar year in which the Vesting Date occurred.

In no event shall the Vested Shares of Jaguar common stock underlying the Jaguar RSUs be issued to Participant after March 15 of the calendar year following the calendar year in which the Vesting Date occurred.

5.2          Participant may not be issued any shares of Jaguar common stock pursuant to the  Jaguar RSUs unless the shares of Jaguar common stock are either (i) then registered under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) Jaguar has determined that such issuance would be exempt from the registration requirements of the Securities Act.  The Jaguar RSUs must also comply with other applicable laws and regulations governing the Jaguar RSUs, and the Participant shall not receive such shares if Jaguar determines that such receipt would not be in material compliance with such laws and regulations.

5.3          Participant hereby authorizes Jaguar, in its sole discretion, to deposit for the benefit of the Participant with any broker with which the Participant has an account relationship of which Jaguar has notice any or all shares acquired by Participant pursuant to the settlement of the Jaguar RSUs.  Except as provided by the preceding sentence, a certificate for the shares pursuant to the Jaguar RSUs shall be registered in the name of Participant, or, if applicable, in the names of the heirs of Participant.

6.             Tax Obligations and Withholding.  The provisions set out in Sections 6.1 and 6.2 below shall apply to the extent that Participant is subject to the withholding of tax obligations by Jaguar related to the Jaguar RSUs.

6.1          Participant hereby authorizes withholding from payroll and any other amounts payable to Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of Jaguar, if any, which arise in connection with the Jaguar RSUs or the issuance of shares of Jaguar common stock in settlement thereof.  Jaguar shall have no obligation to deliver shares of Jaguar common stock to Participant until the withholding of tax obligations of Jaguar, if any, have been paid by satisfied as determined by Jaguar in its sole discretion.

6.2          In addition to, but not in lieu of, Participant’s obligations under Section 6.1 above, if any, Jaguar may, in its sole discretion, permit or require Participant to satisfy all or any portion of the withholding of tax obligations by deducting from the shares of Jaguar common stock otherwise deliverable to Participant in settlement of the Jaguar RSUs a number of shares of Jaguar common stock having a fair market value, as determined by Jaguar as of the date on which the tax obligations arise, not in excess of the amount of such tax obligations determined by the applicable withholding rates.  In the event that Jaguar determines that the tax obligations will not be satisfied by the method described above, Participant authorizes the designated plan administrator or any successor plan administrator, to sell a number of shares of Jaguar common stock otherwise deliverable to Participant in settlement of the Jaguar RSUs, which Jaguar determines is sufficient to generate an amount that meets the tax obligations plus additional shares of Jaguar common stock, as necessary to account for rounding and market fluctuation, and to pay such tax withholding amounts to Jaguar.  Any adverse consequences to Participant resulting from the procedure permitted under this Section 6.2, including, without limitation, tax consequences, shall be the sole responsibility of Participant.

7.             Transferability of Jaguar RSUs.  The Jaguar RSUs and the rights and privileges conferred hereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) in any manner otherwise than by will or by the laws of descent or distribution, shall not be subject to sale under execution, attachment, levy or similar process and may be exercised during the lifetime of Participant only by Participant.  The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors, legal guardians and court-appointed custodians of Participant.

8.             No Rights as an Employee or Service Provider to Jaguar.  The Jaguar RSUs are not an employment or service contract, and nothing in the Jaguar RSUs shall be deemed to create in any way whatsoever any obligation on the Participant to continue in the service of Napo or Jaguar, or on the part of Jaguar or Napo to continue such service.  In addition, nothing in the Jaguar RSUs shall obligate Jaguar or Napo, their respective stockholders, boards of directors, Officers or employees to continue any relationship that the Participant might have as an employee, director or consultant for Jaguar or Napo.

9.             Section 409A of the Code.  Jaguar intends that income realized by Participant pursuant to the Jaguar RSUs, if any, will not be subject to taxation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  Jaguar, in its reasonable discretion, may amend (including retroactively) the Jaguar RSUs and this Agreement in order to conform to the applicable requirements of Section 409A of the Code, including amendments to facilitate Participant’s ability to avoid taxation under Section 409A of the Code.  However, the preceding provisions shall not be construed as a guarantee by Jaguar of any particular tax result for income realized by the Participant pursuant to the Jaguar RSUs or this Agreement.  In any event, and except for the responsibilities of Jaguar set forth in Section 6 of this Agreement, neither Jaguar nor Napo shall be responsible for the payment of any applicable taxes on income realized by Participant pursuant to the Jaguar RSUs or this Agreement.

10.          Unfunded Obligation.  The Jaguar RSUs are unfunded, and as a holder of unvested Jaguar RSUs, Participant shall be considered an unsecured creditor of Jaguar with respect to Jaguar’s obligation, if any, to issue shares of Jaguar common stock pursuant to the terms of the Jaguar RSUs.

11.          Notices.  Any document relating to the Jaguar RSUs or this Agreement, or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon electronic delivery at the e-mail address, if any, provided by Participant, or, upon deposit in the U.S. Post Office, by registered or certified mail, or with a nationally recognized overnight courier service with postage and fees prepaid, addressed to the other party at the address of such party set forth below or at such other address as such party may designate in writing from time to time to the other party.

12.          Interpretation of Agreement.  All questions of interpretation concerning this Agreement or other documents employed by Jaguar in the administration of the Jaguar RSUs shall be determined by the Jaguar Animal Health, Inc. Board of Directors (the “Board”).  The Board may assign such rights of administration to Jaguar’s Compensation Committee or any other subset members of the Board.  All such determinations by the Board shall be final, binding and conclusive upon all persons having an interest in the Jaguar RSUs, unless fraudulent or made in bad faith.  Any and all actions, decisions and determinations taken or made by the Board in the exercise of its discretion pursuant to the Jaguar RSUs or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest in the Jaguar RSUs.  Any officer of Jaguar (an “Officer”) shall have the authority to act on behalf of Jaguar with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to Jaguar, provided the Officer has authority with respect to such matter, right, obligation, or election.

13.          Governing Law.  This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Superior Court of the State of California sitting in the City and County of San Francisco and of the United States District Court for the Northern District of California in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the foregoing California court or, to the fullest extent permitted by applicable Law, the foregoing Federal court. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.

14.          Miscellaneous.

14.1        Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

14.2        The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

14.3        This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

By their signatures below, Jaguar, Napo and Participant agree to be bound by this Agreement. Participant acknowledges receipt of the Merger Agreement and the Investors Rights Agreement, represents that Participant has read and is familiar with Article VI of the Merger Agreement and Section 2.3 of the Investor Rights Agreement, and hereby agrees to accept the Jaguar RSUs subject to all of the terms and conditions of this Agreement.

JAGUAR ANIMAL HEALTH, INC.	PARTICIPANT

By:
Signature
Its:

Print name

Date	Date

Address	Address

NAPO PHARMACEUTICALS, INC.

By:

Its:

Date

Address

By his or her signature below, Participant hereby agrees to become a party to the Merger Agreement as an RSU Indemnitor and as such to be bound by, and to comply with, the indemnification obligations of an RSU Indemnitor set forth in Article VI of the Merger Agreement in respect of the Jaguar RSUs that will be issued to Participant pursuant to the Merger Agreement with respect to Participant’s Napo RSUs listed on Exhibit A.

PARTICIPANT

Signature

Print Name

Date

EXHIBIT A

NAPO RSUs HELD BY PARTICIPANT

Napo RSU Grant Date	Number of Shares of Napo Common Stock Issuable under the Napo RSU	Fixed Number of Shares of Jaguar Common Stock Issuable under the Jaguar RSU[1]

1  Fixed Number of Shares are subject to adjustment as set forth in Schedule 2 to the Merger Agreement.